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                                                                    EXHIBIT 99.9

                                   WSMP, INC.
                                  1 WSMP DRIVE
                        CLAREMONT, NORTH CAROLINA 28610

                                January 13, 1998

Dear WSMP Shareholders:

     You are cordially invited to attend a special meeting of shareholders (the "WSMP Special Meeting") of WSMP, Inc., a North Carolina corporation ("WSMP"), to be held at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina, on January 27, 1998, at 11:00 a.m., local time. At the WSMP Special Meeting, you will be asked to consider and vote upon two proposals. The first proposal is a proposal to issue shares of WSMP common stock ("WSMP Common Stock") pursuant to that certain Agreement and Plan of Merger dated as of November 14, 1997 (the "Agreement") among WSMP, Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), WSMP Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of WSMP ("Sub"), and Messrs. L. Dent Miller and Charles F. Connor, Jr. , and the related Plan of Merger (the "Plan of Merger"), pursuant to which Sub will merge with and into Sagebrush and each share of Sagebrush common stock ("Sagebrush Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive .3214 shares of WSMP Common Stock, subject to adjustment in certain circumstances more particularly described below (the "Issuance"). The second proposal is a proposal to amend the WSMP Articles of Incorporation to increase the number of shares of authorized WSMP Common Stock from 10,000,000 to 100,000,000 (the "Articles Amendment"). Approval of neither proposal is subject to approval of the other proposal.

     If the Issuance is approved by the WSMP shareholders at the WSMP Special Meeting and the other conditions of the Agreement are satisfied (including approval by the shareholders of Sagebrush), then the number of shares of WSMP Common Stock to be received for each share of Sagebrush Common Stock (the "Exchange Ratio") will be determined based upon the simple average of the last sale price per share of WSMP Common Stock on The Nasdaq Stock Market on the ten consecutive trading days next preceding the date on which the shareholders of Sagebrush shall have approved the Merger (the "Average WSMP Closing Price"). If the Average WSMP Closing Price is greater than $23.34, then the Exchange Ratio shall be adjusted to become $7.50 divided by the Average WSMP Closing Price. If the Average WSMP Closing Price is less than $21.78, then the Exchange Ratio shall be adjusted to become $7.00 divided by the Average WSMP Closing Price. This adjustment factor is designed to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will be not less than $7.00 and not more than $7.50 per share. On January 9, 1998, the closing
price of the WSMP common stock on The Nasdaq Stock Market was $          per
share.

     THE ENCLOSED NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND JOINT PROXY STATEMENT-PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE WSMP SPECIAL MEETING AND THE PROPOSED ISSUANCE, INCLUDING DETAILS AS TO THE DETERMINATION OF THE EXCHANGE RATIO, AND THE ARTICLES AMENDMENT. PLEASE CAREFULLY READ THESE MATERIALS AND THOUGHTFULLY CONSIDER THE INFORMATION CONTAINED IN THEM.

     Whether or not you plan to attend the WSMP Special Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy card to assure that your shares of WSMP Common Stock will be voted at the WSMP Special Meeting. If you attend the WSMP Special Meeting, then you may vote in person, whether or not you have previously submitted a proxy.

     THE BOARD OF DIRECTORS OF WSMP HAS APPROVED THE AGREEMENT, THE PLAN OF MERGER, THE ISSUANCE AND THE ARTICLES AMENDMENT AND BELIEVES THAT THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF WSMP. ACCORDINGLY, THE BOARD OF DIRECTORS OF WSMP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF WSMP VOTE "FOR" APPROVAL OF THE ISSUANCE AND THE ARTICLES AMENDMENT.

                                        Sincerely,

                                        James C. Richardson, Jr.
                                        Vice Chairman of the Board and Chief
                                        Executive Officer